INFORMATION

FOR IMMEDIATE RELEASE






                     FURNITURE BRANDS INTERNATIONAL REPORTS
                SALES AND EARNINGS FOR THE FIRST QUARTER OF 2003



St. Louis, Missouri, April 23, 2003 -- Furniture Brands International (NYSE:FBN) announced today its financial results for the first quarter of 2003.

Operating Results

Net sales for the first quarter of 2003 were $613.8 million, compared with $634.4 million in the first quarter of 2002, a decrease of 3.2%. Net earnings for the first quarter were $29.0 million as compared to $32.8 million in the first quarter of last year, a decrease of 11.4%. Diluted net earnings per common share for the first quarter were $0.52 as compared to $0.58 in the first quarter of last year, a decrease of 10.3%. The company's previous guidance had been in the $0.50 to $0.55 range for the quarter.

Management Comments

W.G. (Mickey) Holliman, Chairman, President and Chief Executive Officer of Furniture Brands International, stated: "As expected, business conditions in the first quarter of 2003 continued to be challenging. The soft business environment was exacerbated by the adverse weather conditions that negatively affected both manufacturing and retailing efforts. Once again, the performance of our Broyhill and Lane operations in the middle-price point category exceeded those of our high-end companies, Thomasville, Henredon, Drexel Heritage and Maitland-Smith.

"Our cost of operations in the first quarter was down 80 basis points, reflecting the beneficial results of our cost control efforts and the positive impact of our sourcing programs. However, our operating expenses were up about 120 basis points in the same quarter. A large portion of this increase was the result of higher pension expense of $2.0 million in the quarter, arising out of the change in certain defined benefit plan pension assumptions year-over-year. We expect to see a similar increase in each quarter for the remainder of the year.

"We remain an industry leader in offshore sourcing," Mr. Holliman continued, "with an increasing percentage of our sales being represented by imported products. Because of recent concerns about SARS, we have postponed any travel to the Far East by our operating company personnel. Nevertheless, our quality control infrastructure based in the Far East, Furniture Brands Import Services Organization, gives us a distinct competitive advantage over those manufacturers and retailers who import products without a similar ability to exercise adequate quality control oversight."

Outlook

Mr. Holliman continued, "Our planning for this year was conservative, but we still had some growth built into the second half. Based on incoming order trends and discussions with our retail partners, we see no signs of improvement yet in the current business climate for the near term. We heard spotty reports of good business in certain areas in March, and we had generally favorable reports from all of our companies at the April International Home Furnishings Market in High Point, North Carolina. However, order patterns throughout April to date do not support a conclusion that a positive trend is developing.

"We have revisited our full year guidance and have elected to remove the sales growth assumptions for the balance of the year. Our new full-year earnings per share guidance of $2.00 to $2.05 (which also contemplates $0.47 to $0.50 for the second quarter) assumes flat year-over-year sales in the last two quarters of the year. Our hope is that business conditions will improve and we will be in a position to move that guidance up as appropriate. We consider our new full-year guidance to be conservative but still realistic. As always, we will be honest with our investors and will tell them if and when we see positive changes that would justify upward revision. We will update this guidance, as is our usual custom, in early June."

Furniture Brands International is America's largest home furnishings manufacturer, manufacturing and sourcing its products under six of the best-known brand names in the industry - Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith. The company markets its products across a broad spectrum of price categories and distributes its products through an extensive system of independently owned national, regional and local retailers.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the company's expected earnings per share, the prospects for the overall business environment, and other statements containing the words "expects," "anticipates," "estimates," "believes," and words of similar import. The company cautions investors that any such forward-looking statements are not guarantees of future performance and that certain factors may cause actual results to differ materially from those in the forward-looking statements. Such factors may include: overall business and economic conditions and growth in the furniture industry; changes in customer spending patterns and demand for home furnishings; competitive factors, such as design and marketing efforts by other furniture manufacturers; pricing pressures; success of the marketing efforts of retailers and the prospects for further customer failures; the company's success in furniture design and manufacture; the effects of manufacturing realignments and cost savings programs; and other risk factors listed from time to time in the company's public releases and SEC reports, including but not limited to the most recent reports on Forms 10-Q and 10-K. The company also cautions investors that our forecast for the second quarter and the full year 2003 represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.



                         FURNITURE BRANDS INTERNATIONAL

                         CONSOLIDATED OPERATING RESULTS
                     (Dollars in thousands except per share)
                                   (Unaudited)




                                                                                            Three Months Ended
                                                                                                 March 31,

                                                                                         2003                  2002
                                                                                     ------------            --------

      Net sales..............................................................          $  613,844           $ 634,461
      Costs and expenses:
        Cost of operations...................................................             436,499             456,251
        Selling, general and administrative expenses.........................             114,188             110,298
        Depreciation and amortization .......................................              12,904              12,556
                                                                                      -----------          ----------
      Earnings from operations...............................................              50,253              55,356

      Interest expense.......................................................               5,057               5,602
      Other income, net......................................................                 769               1,074
                                                                                    -------------         -----------
      Earnings before income tax expense.....................................              45,965              50,828
      Income tax expense.....................................................              16,924              18,057
                                                                                      -----------          ----------
      Net earnings...........................................................          $   29,041           $  32,771
                                                                                       ==========           =========

      Net earnings per common share (diluted)................................              $ 0.52              $ 0.58
                                                                                           ======              ======

      Average diluted common shares
        outstanding (in thousands)...........................................              56,019              56,438
                                                                                           ======              ======



                         FURNITURE BRANDS INTERNATIONAL

                      CONSOLIDATED CONDENSED BALANCE SHEETS
                             (Dollars in thousands)
                                   (Unaudited)




                                                                                       March 31,           December 31,
                                                                                            2003                   2002
                                                                                  --------------        ---------------
Assets

Current assets:
  Cash and cash equivalents.........................................                $     12,897          $      15,074
  Receivables, net..................................................                     401,173                375,050
  Inventories.......................................................                     436,888                432,104
  Prepaid expenses and other current assets.........................                      25,854                 27,231
                                                                                   -------------          -------------
    Total current assets............................................                     876,812                849,459
Property, plant and equipment, net .................................                     328,148                333,371
Intangible assets...................................................                     355,488                355,488
Other assets........................................................                      32,393                 29,084
                                                                                   -------------          -------------
                                                                                      $1,592,841            $ 1,567,402
                                                                                   =============          =============

Liabilities and Shareholders' Equity

Current liabilities:
  Accrued interest expense .........................................               $       2,817          $       3,018
  Accounts payable and other accrued expenses ......................                     207,384                194,346
                                                                                    ------------           ------------
    Total current liabilities.......................................                     210,201                197,364
Long-term debt .....................................................                     354,800                374,800
Other long-term liabilities.........................................                     128,071                125,723

Shareholders' equity ...............................................                     899,769                869,515
                                                                                    ------------           ------------
                                                                                      $1,592,841             $1,567,402
                                                                                      ==========             ==========